(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2017, by and among LSTAR DEPOSITOR, LLC, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, HUDSON AMERICAS L.P., as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee with respect to LSTAR Commercial Mortgage Trust, Series 2017-5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the  Master Servicer during the period from March 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during the Reporting Period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far